Exhibit 99.7

CONSENT OF ANTHONY PRZYBYSLAWSKI

In connection with the filing by Breeze Acquisition Corp. II of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for Breeze Acquisition Corp. II in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 20, 2026	Anthony Przybyslawski

/s/ Anthony Przybyslawski
Signature